The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 22, 2024

Pricing Supplement dated February , 2024	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Buffer Autocallable GEARS

Linked to the Russell 2000® Index due on or about February 26, 2027

Investment Description

The Buffer Autocallable GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the Russell 2000® Index (the “Underlying”). The Issuer will automatically call the Securities if the Closing Level of the Underlying on the Observation Date is greater than or equal to the Closing Level of the Underlying on the Trade Date (the “Initial Underlying Level”). If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities. If the Securities are not automatically called and the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return times the Upside Gearing, which will be set on the Trade Date and will be between 1.72 and 1.92. If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold (90% of the Initial Underlying Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer of 10% Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Generally, the higher the Call Return on a Security, the greater the risk of loss on that Security. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑ Automatic Call: The Issuer will automatically call the Securities if the Closing Level of the Underlying on the Observation Date is greater than or equal to the Initial Underlying Level. If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities.

❑ Enhanced Growth Potential: If the Securities are not automatically called, at maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying.

❑ Buffered Downside Market Exposure: If the Securities are not automatically called and the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	February 26, 2024
Settlement Date:	February 29, 2024
Observation Date:	March 5, 2025
Call Settlement Date:	March 7, 2025
Final Valuation Date:	February 23, 2027
Maturity Date:	February 26, 2027
[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Date, the Call Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Securities remains the same. In addition, the Observation Date, the Call Settlement Date, the Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, SUBJECT TO THE BUFFER AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS- 8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE SECURITIES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE SECURITIES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE SECURITIES), BY ACQUIRING THE SECURITIES, EACH HOLDER AND BENEFICIAL OWNER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS- 4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Buffer Autocallable GEARS linked to the Russell 2000® Index. The Initial Underlying Level, Downside Threshold and Upside Gearing will be set on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Call Return	Upside Gearing	Initial Underlying Level*	Downside Threshold	Buffer	CUSIP/ ISIN
Russell 2000® Index (RTY)	10.00%	1.72 to 1.92	•	90% of the Initial Underlying Level (rounded to three decimal places)	10%	06748L784 / US06748L7846

*The Initial Underlying Level will be the Closing Level of the Underlying on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the underlying supplement dated June 27, 2022 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.652 and $9.719 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.
UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

t	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

t	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Securities” refers to the Buffer Autocallable GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Upside Gearing set forth in this pricing supplement. We determined the size of the range for the Upside Gearing based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eight months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS- 8 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Securities (or the trustee on behalf of the holders of the Securities), by acquiring the Securities, each holder and beneficial owner of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Securities such shares, securities or obligations); (iii) the cancellation of the Securities and/or (iv) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Securities further acknowledges and agrees that the rights of the holders or beneficial owners of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations
The Securities may be appropriate for you if:	The Securities may not be appropriate for you if:

t   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

t   You can tolerate a loss of up to 90% of your initial investment, and you are willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity.

t   You seek an investment with a return linked to the performance of the Underlying, and you believe the Underlying will appreciate over the term of the Securities.

t   You believe the Closing Level of the Underlying is likely to be greater than or equal to the Initial Underlying Level on the Observation Date, or greater than or equal to the Downside Threshold on the Final Valuation Date, and, if it is not, you can tolerate a loss of up to 90% of your principal amount.

t   You would be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Upside Gearing will be set on the Trade Date).

t   You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation of the Underlying, which may be significant, and your return on the Securities will be limited to the Call Return.

t   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t   You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying.

t   You are willing and able to hold Securities that may be called on the Observation Date, and you are otherwise willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

t   You understand and are willing to accept the risks associated with the Underlying.

t   You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

t   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

t   You cannot tolerate the loss of up to 90% of your initial investment, or you are not willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity.

t   You do not seek an investment with exposure to the Underlying, or you believe the Underlying will depreciate over the term of the Securities and the Final Underlying Level is likely to be less than the Downside Threshold.

t   You do not believe the Closing Level of the Underlying is likely to be greater than or equal to the Initial Underlying Level on the Observation Date, or greater than or equal to the Downside Threshold on the Final Valuation Date, or you cannot tolerate a loss of up to 90% of your principal amount.

t   You would be unwilling to invest in the Securities if the Upside Gearing were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Upside Gearing will be set on the Trade Date).

t   You seek an investment that, if the Securities are automatically called, participates in the full appreciation of the Underlying rather than an investment with a return that is limited to the Call Return.

t   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t   You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlying.

t   You are unable or unwilling to hold Securities that may be called on the Observation Date, you are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

t   You do not understand or are not willing to accept the risks associated with the Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t   You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS- 8 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “Russell 2000® Index” below.

Indicative Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2]:	Approximately 3 years, unless called earlier
Reference Asset[3]:	Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Securities if the Closing Level of the Underlying on the Observation Date is greater than or equal to the Initial Underlying Level. If the Securities are automatically called, the Issuer will pay you on the Call Settlement Date a Call Price equal to the principal amount of your Securities plus a return equal to the Call Return, and no further amounts will be owed to you under the Securities.
Call Price:	The Call Price per Security is $11.00, calculated based on the following formula: $10 + ($10 × Call Return)
Call Return:	10.00%
Payment at Maturity (per Security):

•     If the Securities are not automatically called and the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return × Upside Gearing)

•     If the Securities are not automatically called and the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

•     If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.72 to 1.92. The actual Upside Gearing will be set on the Trade Date and will not be less than 1.72.
Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	The Closing Level of the Underlying on the Trade Date
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Downside Threshold:	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement
Buffer:	10%
Closing Level[3]:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Date, the Call Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same. The Observation Date and/or the Final Valuation Date may be postponed if that day is not a scheduled trading day or if a market disruption event occurs on that day as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the Observation Date or the Final Valuation Date, respectively, is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Level of the Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain changes in or modifications to the Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

Trade Date:	The Initial Underlying Level is observed, the Downside Threshold is determined and the Upside Gearing is set.

Observation Date:

The Issuer will automatically call the Securities if the Closing Level of the Underlying on the Observation Date is greater than or equal to the Initial Underlying Level.

If the Securities are automatically called, the Issuer will pay you on the Call Settlement Date a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities.

Maturity Date:

The Final Underlying Level is observed and the Underlying Return is determined on the Final Valuation Date.

If the Securities are not automatically called and the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return × Upside Gearing)

If the Securities are not automatically called and the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Generally, the higher the Call Return on a Security, the greater the risk of loss on that Security. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying or the securities composing the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Securities Generally

t	You risk losing up to 90% of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not automatically called, the Issuer will repay you the principal amount of your Securities only if the Final Underlying Level is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Securities are not automatically called and the Final Underlying Level is less than the Downside Threshold, you will be exposed to the decline in the Underlying in excess of the Buffer and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, you may lose up to 90% of your principal.

t	If the Securities are automatically called, your return potential on the Securities is limited to the Call Return — If the Securities are automatically called, the return potential of the Securities is limited to the Call Return, regardless of any appreciation of the Underlying, which may be significant. In addition, if the Securities are automatically called, you will not benefit from the Upside Gearing, which only applies to the payment at maturity if the Underlying Return is positive.

t	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return itself, even if such return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

t	No interest payments — The Issuer will not make periodic interest payments on the Securities.

t	Reinvestment risk — If the Securities are automatically called, the term of the Securities could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are automatically called prior to the Maturity Date. If the Securities are not automatically called, you might be exposed to the full decline in the Underlying.

t	Any payment on the Securities will be determined based on the Closing Levels of the Underlying on the dates specified — Any payment on the Securities will be determined based on the Closing Levels of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

t	Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of the Underlying is greater than the Downside Threshold.

t	A higher Call Return and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is that you may lose up to 90% of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where higher expected volatility will generally be reflected in a higher Call Return than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of being automatically called for the applicable Call Price or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of up to 90% of your principal at maturity.

t	Owning the Securities is not the same as owning the securities composing the Underlying — The return on your Securities may not reflect the return you would realize if you actually owned the securities composing the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

t	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Securities (or the trustee on behalf of the holders of the Securities), by acquiring the Securities, each holder and beneficial owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

t	The Underlying reflects the price return of the securities composing the Underlying, not the total return — The return on the Securities is based on the performance of the Underlying, which reflects changes in the market prices of the securities composing the Underlying. The Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying. Accordingly, the return on the Securities will not include such a total return feature.

t	Adjustments to the Underlying could adversely affect the value of the Securities — The sponsor of the Underlying may add, delete, substitute or adjust the securities composing the Underlying or make other methodological changes to the Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain material changes in or modifications to the Underlying. In addition, the sponsor of the Underlying may also discontinue or suspend calculation or publication of the Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

t	The Securities are subject to small-capitalization companies risk — The Underlying tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Underlying may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

t	Potential Barclays Bank PLC impact on the level of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Securities.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Securities; and calculating the value of the Underlying on any date of determination in the event of certain changes in or modifications to the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying and the securities composing the Underlying;

t	the time to maturity of the Securities;

t	the market prices of, and dividend rates on, the securities composing the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Securities;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

t	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

t	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

t	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

Hypothetical Examples and Return Table of the Securities

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and tables below illustrate the payment upon an automatic call or at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the tables below as an indication or assurance of the expected performance of the Securities. The examples and tables below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and tables below have been rounded for ease of analysis.

Term:	Approximately 3 years (unless called earlier)
Hypothetical Initial Underlying Level:	100.000
Hypothetical Upside Gearing:	1.72 (the bottom of the range of 1.72 to 1.92)
Hypothetical Downside Threshold:	90.000 (90% of the hypothetical Initial Underlying Level)
Call Return:	10.00%
Buffer:	10%
*	Terms used for purposes of these hypothetical examples may not represent the actual Upside Gearing, Initial Underlying Level, Downside Threshold or Final Underlying Level. The actual Upside Gearing will be set on the Trade Date. The hypothetical Initial Underlying Level of 100.000 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Level. The actual Initial Underlying Level and Downside Threshold will be based on the Closing Level of the Underlying on the Trade Date, and the actual Final Underlying Level will be the Closing Level of the Underlying on the Final Valuation Date. For historical Closing Levels of the Underlying, please see the historical information set forth under the section titled “Russell 2000® Index” below. We cannot predict the Closing Level of the Underlying on any day during the term of the Securities, including on the Observation Date and the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Level of Underlying on Observation Date	Underlying Performance[1]	Payment upon Automatic Call	Total Return on Securities upon Automatic Call[2]
180.000	80.00%	$11.00	10.00%
170.000	70.00%	$11.00	10.00%
160.000	60.00%	$11.00	10.00%
150.000	50.00%	$11.00	10.00%
140.000	40.00%	$11.00	10.00%
130.000	30.00%	$11.00	10.00%
120.000	20.00%	$11.00	10.00%
110.000	10.00%	$11.00	10.00%
105.000	5.00%	$11.00	10.00%
100.000	0.00%	$11.00	10.00%
95.000	-5.00%	N/A	N/A
90.000	-10.00%	N/A	N/A
80.000	-20.00%	N/A	N/A
70.000	-30.00%	N/A	N/A
60.000	-40.00%	N/A	N/A
50.000	-50.00%	N/A	N/A
40.000	-60.00%	N/A	N/A
30.000	-70.00%	N/A	N/A
20.000	-80.00%	N/A	N/A
10.000	-90.00%	N/A	N/A
0.000	-100.00%	N/A	N/A

[1]	As used in this table, the “underlying performance” is equal to (i) the Closing Level of the Underlying on the Observation Date minus the Initial Underlying Level divided by (ii) the Initial Underlying Value, expressed as a percentage.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment upon automatic call to the purchase price of $10 per Security.

Example 1 — Securities Are Automatically Called on the Observation Date

Date	Closing Level	Payment (per Security)
Observation Date	130.000	Closing Level of Underlying at or above Initial Underlying Level; Securities are automatically called; Issuer pays the Call Price on the Call Settlement Date.
Call Price (per Security):		$11.00
Total Return:		10.00%

 Because the Closing Level of the Underlying is greater than or equal to the Initial Underlying Level on the Observation Date, the Securities are automatically called on the Observation Date. The Issuer will pay you on the Call Settlement Date a Call Price of $11.00 per Security for a total return of 10.00% on the Securities. No further amounts will be owed to you under the Securities.

As indicated in this example, if the Securities are automatically called, your return on the Securities will not exceed the Call Return, regardless of any appreciation of the Underlying, which may be significant.

Hypothetical Payment at Maturity if the Securities Are NOT Automatically Called:

Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity[1]
180.000	80.00%	$23.76	137.60%
170.000	70.00%	$22.04	120.40%
160.000	60.00%	$20.32	103.20%
150.000	50.00%	$18.60	86.00%
140.000	40.00%	$16.88	68.80%
130.000	30.00%	$15.16	51.60%
120.000	20.00%	$13.44	34.40%
110.000	10.00%	$11.72	17.20%
105.000	5.00%	$10.86	8.60%
100.000	0.00%	$10.00	0.00%
95.000	-5.00%	$10.00	0.00%
90.000	-10.00%	$10.00	0.00%
80.000	-20.00%	$9.00	-10.00%
70.000	-30.00%	$8.00	-20.00%
60.000	-40.00%	$7.00	-30.00%
50.000	-50.00%	$6.00	-40.00%
40.000	-60.00%	$5.00	-50.00%
30.000	-70.00%	$4.00	-60.00%
20.000	-80.00%	$3.00	-70.00%
10.000	-90.00%	$2.00	-80.00%
0.000	-100.00%	$1.00	-90.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

Example 2 — Securities Are NOT Automatically Called and the Final Underlying Level Is Above the Initial Underlying Level

Date	Closing Level	Payment (per Security)
Observation Date	85.000	Closing Level of Underlying below Initial Underlying Level; Securities NOT automatically called
Final Valuation Date	110.000	Closing Level of Underlying above Initial Underlying Level; Issuer pays principal amount plus a return equal to the Underlying Return times the Upside Gearing on the Maturity Date.
Payment at Maturity (per Security):		$11.72
Total Return:		17.20%

Because the Closing Level of the Underlying is less than the Initial Underlying Level on the Observation Date, the Securities are not automatically called. The Closing Level of the Underlying increases 10.00% from the Initial Underlying Level of 100.000 to a Final Underlying Level of 110.000, resulting in an Underlying Return of 10.00%. Because the Underlying Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return × Upside Gearing)
$10 + ($10 × 10.00% × 1.72) = $10 + $1.72 = $11.72

The payment at maturity of $11.72 per Security represents a total return on the Securities of 17.20%.

Example 3 — Securities Are NOT Automatically Called and the Final Underlying Level Is At or Below the Initial Underlying Level but At or Above the Downside Threshold

Date	Closing Level	Payment (per Security)
Observation Date	85.000	Closing Level of Underlying below Initial Underlying Level; Securities NOT automatically called
Final Valuation Date	95.000	Closing Level of Underlying below Initial Underlying Level but at or above Downside Threshold; Issuer repays principal on the Maturity Date.
Payment at Maturity (per Security):		$10.00
Total Return:		0.00%

Because the Closing Level of the Underlying is less than the Initial Underlying Level on the Observation Date, the Securities are not automatically called. The Closing Level of the Underlying decreases 10.00% from the Initial Underlying Level of 100.000 to a Final Underlying Level of 90.000, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative and the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.00 per Security.

The payment at maturity of $10.00 per Security represents a total return on the Securities of 0.00%.

Example 4 — Securities Are NOT Automatically Called and the Final Underlying Level Is Below the Downside Threshold

Date	Closing Level	Payment (per Security)
Observation Date	85.000	Closing Level of Underlying below Initial Underlying Level; Securities NOT automatically called
Final Valuation Date	40.000	Closing Level of Underlying below Downside Threshold; Issuer will repay less than the principal amount resulting in a percentage loss on your investment equal to the negative Underlying Return.
Payment at Maturity (per Security):		$5.00
Total Return:		-50.00%

Because the Closing Level of the Underlying is less than the Initial Underlying Level on the Observation Date, the Securities are not automatically called. The Closing Level of the Underlying decreases 60.00% from the Initial Underlying Level of 100.000 to a Final Underlying Level of 40.000, resulting in an Underlying Return of -60.00%. Because the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (-60.00% + 10%)] = $10 + -$5 = $5.00

The payment at maturity of $5.00 per Security represents a loss on the Securities of 50.00%, which reflects the Underlying Return of -60.00% plus the Buffer of 10%.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Investors could lose up to 90% of their principal amount.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. This gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

Russell 2000® Index

The Underlying measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Underlying, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 2, 2014 through February 16, 2024, based on the daily Closing Levels of the Underlying. The Closing Level of the Underlying on February 16, 2024 was 2,032.744. The dotted line represents a hypothetical Downside Threshold of 1,829.470, which is equal to 90% of the Closing Level of the Underlying on February 16, 2024. The actual Downside Threshold will be based on the Closing Level of the Underlying on the Trade Date.

We obtained the Closing Levels of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the Underlying during the term of the Securities, including on the Observation Date and the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.